Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

NISOURCE INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

NiSource Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. Section C of ARTICLE IV of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 29, 2000, as amended through March 18, 2024 (the “Certificate of Incorporation), authorized and established a new series of preferred stock designated as the Series A Junior Participating Preferred Stock (the “Series A Junior Stock”).

2. Section C of ARTICLE IV of the Corporation’s Certificate of Incorporation fixed the designation and number of shares, and the powers, preferences and rights, and the qualifications, limitations and restrictions of 4,000,000 shares of Series A Junior Stock.

3. The Series A Junior Stock shares were reserved for issuance upon the exercise of rights under the Corporation’s former shareholder rights plan, which formally expired in 2010, and no shares of Series A Junior Stock were ever issued.

4. The “Authorized Officers” include Kimberly S. Cuccia, the Senior Vice President, General Counsel and Corporate Secretary of the Corporation.

5. Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Corporation is hereby amended to eliminate all matters set forth in the Certificate of Incorporation related to the Series A Junior Stock previously filed by the Corporation with the Secretary of State of the State of Delaware on October 30, 2000.

6. No shares of Series A Junior Stock were ever issued or outstanding.

7. Kimberly S. Cuccia, in her capacity as an Authorized Officer, has certified the resolutions set forth below.

NOW, THEREFORE, BE IT RESOLVED, that no shares of Series A Junior Stock shall be issued subject to the Certificate of Incorporation;

FURTHER RESOLVED, that no shares of the Series A Junior Stock were ever issued or outstanding; and

FURTHER RESOLVED, that the Authorized Officers of the Corporation be, and each of them hereby is, authorized and directed, in the name of and on behalf of the Corporation, to execute a Certificate of Elimination relating to the Series A Junior Stock, as well as such other certificates or instruments as may be required, to be filed with the Secretary of State of the State of Delaware to evidence the elimination from the Certificate of Incorporation of the Corporation all matters set forth in the Certificate of Incorporation, such elimination to be effective upon the filing with the Secretary of State of the State of Delaware of the Certificate of Elimination of the Series A Junior Stock.

IN WITNESS WHEREOF, NiSource Inc. has caused this Certificate of Elimination to be signed by the undersigned as of this 21st day of October, 2024.

/s/ Kimberly S. Cuccia
Kimberly S. Cuccia
Senior Vice President, General Counsel and Corporate Secretary